ARTICLES OF INCORPORATION

OF

HAYSTAR SERVICES AND TECHNOLOGY, INC.

ARTICLE I

NAME

The name of the corporation (the "Corporation") shall be:

Haystar Services and Technology, Inc.

ARTICLE II

DURATION

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III

PURPOSES

The purposes for which the Corporation is organized are:

To design, develop, and market software, products, and solutions for use in the quick-serve and table serve restaurant industry and any other industry using point of sale cash registers; to acquire, hold, and dispose of real or personal properties of any kind or nature whether tangible or intangible; and generally to do or perform any act necessary or desirable in connection with the foregoing;

To do all and everything necessary, suitable, convenient, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated or incidental to the powers herein named or which shall at any time appear conducive or expedient for the protection or benefit of the Corporation, with all the powers hereafter conferred by the laws under which this Corporation is organized; and

To engage in any and all other lawful purposes, activities, and pursuits, whether similar or dissimilar to the foregoing, for which corporations may be organized under the Nevada Revised Statutes and to exercise all powers allowed or permitted thereunder.

ARTICLE IV

AUTHORIZED SHARES

The Corporation shall have authority to issue an aggregate of 51,000,000 shares, of which 1,000,000 shares shall be preferred stock, par value $0.001 (the "Preferred Stock"), and 50,000,000 shares shall be common stock, par value $0.001 (the "Common Stock").  The powers, preferences, and rights, and the qualifications, limitations, or restrictions of the shares of stock of each class and series which the Corporation shall be authorized to issue, are as follows:

(a)           Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the board of directors.  Each series shall be distinctly designated.  All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative.  The powers, preferences, participating, optional, and other rights of each such series and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  The board of directors of this Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences, and relative participating, optional, and other rights and the qualifications, limitations, and restrictions thereof, if any, of such series.

(b)           Common Stock.  The Common Stock shall have the following powers, preferences, rights, qualifications, limitations, and restrictions:

(i)  After the requirements with respect to preferential dividends of Preferred Stock, if any, shall have been met and after this Corporation shall comply with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be required by the Nevada Revised Statutes, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors without distinction as to series;

(ii)  After distribution in full of any preferential amount to be distributed to the holders of Preferred Stock, if any, in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of this Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each without distinction as to series; and

(iii)  Except as may otherwise be required by law or these Articles of Incorporation, in all matters as to which the vote or consent of stockholders of the Corporation shall be required or be taken, including any vote to amend these Articles of Incorporation, to increase or decrease the par value of any class of stock, effect a stock split or combination of shares, or alter or change the powers, preferences, or special rights of any class or series of stock, the holders of the Common Stock shall have one vote per share of Common Stock on all such matters and shall not have the right to cumulate their votes for any purpose.

(c)           Other Provisions.

(i)  The board of directors of the Corporation shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of the Corporation of any class at any time authorized, and any securities convertible into or exchangeable for such shares, in each case to such persons and for such consideration and on such terms as the board of directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value.  Shares so issued, for which the full consideration determined by the board of directors has been paid to the Corporation, shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessments thereon.

(ii)  Unless otherwise provided in the resolution of the board of directors providing for the issue of any series of Preferred Stock, no holder of shares of any class of the Corporation or of any security or obligation convertible into, or of any warrant, option, or right to purchase, subscribe for, or otherwise acquire, shares of any class of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for, or otherwise acquire shares of any class of the Corporation, whether now or hereafter authorized.

(iii)  Anything herein contained to the contrary notwithstanding, any and all right, title, interest, and claim in and to any dividends declared or other distributions made by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Corporation, its transfer agents, or other agents or depositories, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any person whatsoever.

ARTICLE V

LIMITATION ON LIABILITY

A director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of section 78.300 of the Nevada Revised Statutes.

ARTICLE VI

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the Nevada Revised Statutes as such statutes may be amended from time to time.

ARTICLE VII

ELECTION NOT TO BE GOVERNED BY NRS 78.378 TO 78.3793

      The Corporation elects not to be governed by the provisions of sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes regarding control share acquisitions.

ARTICLE VIII

ELECTION NOT TO BE GOVERNED BY NRS 78.411 TO 78.444

The Corporation elects not to be governed by the provisions of sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes regarding combinations with interested shareholders.

ARTICLE IX

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation's registered office in the state of Nevada is 50 West Liberty Street, Suite 880, Reno, Nevada 89501, and the name of the Corporation's registered agent for service of process is Nevada Agency and Trust.  Either the registered office or the registered agent may be changed in the manner provided by law.

ARTICLE X

AMENDMENT

The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in its Articles of Incorporation from time to time in accordance with the laws of the state of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE XI

AMENDMENT OF BYLAWS

The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors, but the stockholders of the Corporation may also alter, amend, or repeal the bylaws or adopt new bylaws.  The bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with the laws of the state of Nevada now or hereafter existing.

ARTICLE XII

DIRECTORS

The governing board of the Corporation shall be known as the board of directors.  The number of directors comprising the board of directors shall be not less than two (2) nor more than nine (9) as determined from time to time in the manner provided in the bylaws of the Corporation.  The directors shall be classified, with respect to the time for which they hold office, into the following three classes, which shall be as nearly equal in number as possible: class A directors to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003; class B directors to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2004; and class C directors to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2005, with the directors in each class to hold office until their respective successors have been duly elected and qualified. Upon the expiration of the original term of each class of directors, the persons elected to succeed those directors shall serve for terms expiring at the third succeeding annual meeting of the stockholders following their election.

Directors chosen to succeed those who have been removed or whose terms have expired shall be identified as being of the same class as the directors they succeed and shall be elected for a term expiring at the expiration date of such class.  No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

The original board of directors shall consist of two (2) persons.  The names and addresses of the persons who are to serve as directors until the first annual meeting of stockholders and until their respective successors are elected and qualified are as follows:

Name	Address	Class

Donald M. Corliss, Jr.	23052-H Alicia Parkway #151	A
Mission Viejo, California 92692

Keith D. Freadhoff	P.O. Box 470932	B
Celebration, Florida 34747

ARTICLE XI

INCORPORATOR

The name and mailing address of the sole incorporator signing these articles of incorporation is as follows:

Name	Address

Mark N. Schneider	265 East 100 South, Suite 250
Salt Lake City, Utah 84111

The undersigned, being the sole incorporator named above, for the purpose of forming a corporation pursuant to the Nevada Revised Statutes, makes this certificate, hereby declaring and certifying that it is his act and deed and that the facts herein stated are true, and accordingly has hereunto set his hand this 6th day of March, 2002.

 /s/ Mark N. Schneider
                                       Mark N. Schneider

STATE OF UTAH                                                                    )
                :ss
COUNTY OF SALT LAKE                                                      )

I, a notary public, hereby certify that on the 6th day of March, 2002, personally appeared before me Mark N. Schneider, who being by me first duly sworn, declared that he signed the instrument as his own act and deed and that the facts stated therein are true.

WITNESS MY HAND AND OFFICIAL SEAL.

 /s/ Cindi R. Crossland
                   Notary Public

[SEAL]       ROSS MILLER Secretary of State
        204 North Carson Street, Ste 1
        Carson City, Nevada 89701-4299
        (775) 684 5708
        Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                           ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

HAYSTAR SERVICES AND TECHNOLOGY, INC.

2.	The articles have been amended as follows (provide article numbers, if available):

I. NAME OF CORPORATION: DIBZ INTERNATIONAL. INC.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:MAJORITY

4.	Effective date of filing (optional):

5.	Officer Signature (Required): X /s/ Mark T. Wood
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Nevada Secretary of Slate AM 78.385 Amend 2007 Revised 01/01/07
This form must be accompanied by appropriate fees.